Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Bottom-Line Results For Its Fiscal 2016 Second Quarter

  Total revenues from continuing operations grew 2.6 percent, or $14.1 million, to $548.4 million, compared with $534.3 million in the prior year period, primarily driven by the Company’s Gourmet Foods and Gift Baskets segment.
  EBITDA, excluding stock-based compensation, grew 23.3 percent, or $19.8 million, to $104.8 million, compared with $85.0 million in the prior year period. Compared with prior year period Adjusted EBITDA of $100.7 million, EBITDA increased 4.0%, or $4.1 million.
  EPS grew 35.3 percent, or $0.24 per diluted share, to $0.92 per diluted share compared with $0.68 per diluted share in the prior year period. Compared with prior year period Adjusted EPS of $0.83 per diluted share, EPS increased 10.8 percent, or $0.09.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 28, 2016--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported total net revenues from continuing operations grew 2.6 percent, or $14.1 million, to $548.4 million for its fiscal 2016 second quarter ended December 27, 2015, compared with total revenues from continuing operations of $534.3 million in the prior year period. The revenue increase was driven by the Company’s Gourmet Food and Gift Baskets segment.

The Company noted that total revenues for the period, on a comparable basis, grew approximately 1.0 percent adjusting for the sale of two small, non-core businesses that provided approximately $5.9 million in the prior year period, combined with $13.8 million in lost revenues associated with a Thanksgiving-day 2014 fire at the Company’s Fannie May warehouse and a $1.6 million purchase accounting adjustment related to the Harry & David acquisition, which closed September 30, 2014.

Gross profit margin for the quarter increased 110 basis points to 46.1 percent on a reported basis, compared with 45.0 percent in the prior year period, while operating expenses, on a reported basis, improved 220 basis points to 28.8 percent of total revenues compared with 31.0 percent in the prior year period. This reflected the Company’s focus on leveraging its business platform to achieve cost reductions, including increased benefits achieved through the effective integration of Harry & David.

EBITDA, excluding stock-based compensation expense, increased 23.3 percent, or $19.8 million, on a reported basis, to $104.8 million, compared with $85.0 million in the prior year period. EBITDA, excluding stock-based compensation expense, increased 4.0 percent, or $4.1 million, compared with the Adjusted EBITDA, excluding stock based compensation, of $100.7 million reported in the prior year period which included the effects of the aforementioned Fannie May warehouse fire and the transaction costs and purchase accounting adjustments related to the Harry & David acquisition (*see tables attached to the end of this press release for reconciliation of all adjustments to applicable GAAP results).

Net income attributable to the Company on a reported basis increased 34.4 percent to $61.5 million or $0.92 per diluted share, compared with $45.8 million or $0.68 per diluted share, in the prior year period. Net income attributable to the Company and EPS from continuing operations increased 10.9 percent and 10.8 percent, respectively, compared with the adjusted net income* attributable to the Company of $55.7 million and adjusted EPS* from continuing operations of $0.83 reported in last year’s fiscal second quarter.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter, we achieved a double-digit increase in our bottom-line results through our continued rigorous focus on marketing, merchandising and operating costs across the enterprise. We are pleased with these results, particularly in light of a challenging environment characterized by lower retail traffic, heightened levels of promotions and uneven consumer demand.”

McCann said the Company was able to achieve revenue growth on a reported and comparable basis despite a challenging consumer environment. “In our Gourmet Food and Gift Baskets segment, which represented more than 75 percent of our total sales in the period, we grew revenues in our Fannie May brand on a reported basis, however on a comparable basis we did not recover all of the sales lost in the prior year period due to the aforementioned Thanksgiving day fire. We more than offset this shortfall with solid growth in our Harry & David and Cheryl’s brands, along with strong growth in our 1-800-Baskets business.”

McCann also noted that revenues in the Company’s 1-800-Flowers.com consumer floral brand increased on a comparable basis, when adjusted for the sale of two small non-core businesses. “Our focus on efficient marketing programs enabled us to increase gross margins while reducing total operating expenses. As a result, we achieved yet another quarter of strong bottom- line contribution for the 1-800-Flowers.com brand.

“With our multi-brand, omni-channel strategy we are uniquely positioned to solve for an expanding range of our customers celebratory and gifting needs and thereby enhance loyalty and lifetime value,” he said.

Regarding customer metrics for the quarter, the Company said it attracted 1.0 million new customers. Approximately 2.5 million customers placed orders during the quarter, of which 59.7 percent were repeat customers. This reflects the Company’s effective marketing and merchandising programs, including initiatives in social and mobile communication channels and it’s Celebrations suite of services – Celebrations Passport, Celebrations Rewards and Celebrations Reminders – all designed to engage with its customers and deepen its relationships as their one-stop destination for all of their celebratory and gifting occasions.

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

The Company provides fiscal 2016 second quarter selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet business segments in the tables attached to this release and as follows:

  Gourmet Food and Gift Baskets: Revenues increased 4.7 percent to $434.3 million on a reported basis, compared with $414.7 million in the prior year period. This reflects growth in the Company’s Harry & David, Fannie May and Cheryl’s brands along with strong growth in our wholesale gift baskets business. Gross margin for the quarter increased 70 basis points on a reported basis to 46.7 percent compared with 46.0 percent in the prior year period. Segment contribution margin increased 14.8 percent, or $13.4 million, on a reported basis to $103.9 million compared with $90.5 million in the prior year period reflecting strong cost controls and enhanced operating leverage. On a comparable basis, revenues grew 1.0 percent compared with pro forma revenues of $429.9 reported in the prior year period. Contribution margin, on a comparable basis, increased 1.5 percent. (See the tables attached to the end of this press release for pro forma results.)
  Consumer Floral: Revenues in this segment were $94.8 million, down 4.8 percent, or $4.8 million, compared with $99.6 million in the prior year period. Gross profit margin for the quarter increased 160 basis points to 40.3 percent compared with 38.7 percent in the prior year period. Segment contribution margin increased 23.2 percent to $11.7 million, compared with $9.5 million in the prior year period, primarily reflecting the lower marketing expenses and the aforementioned increased gross margin. On a comparable basis, revenues in this segment grew 1.1 percent when adjusted for the approximately $5.9 million in lost revenues associated with the aforementioned sale of two small, non-core businesses.
  BloomNet Wire Service: Revenues were $19.7 million, down 2.2 percent compared with $20.1 million primarily reflecting the timing of orders for wholesale products. Gross margin for the quarter increased 180 basis points to 56.9 percent compared with 55.1 percent in the prior year period, reflecting product mix. Segment contribution margin increased 10.3 percent to $7.4 million compared with $6.7 million in the prior year period reflecting improved operating leverage and the increased gross margin.

Company Guidance:

Based on its results through the first half of fiscal 2016, the Company is adjusting its guidance for revenue growth and reiterating its guidance for bottom-line results as follows:

  The Company expects to achieve consolidated revenue growth for the year in a range of four-to-five percent, compared with revenues of $1.12 billion reported for fiscal 2015.
  The Company expects to grow EBITDA approximately 10 percent and EPS in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.5 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per diluted share. (*Pro forma fiscal 2015 Adjusted EBITDA and Adjusted EPS include seasonal losses associated with Harry & David that were incurred in its fiscal 2015 first quarter. These losses were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014.)
  The Company is maintaining its bottom-line guidance through a combination of rigorous cost controls and higher than originally forecast synergy savings associated with the integration of Harry & David which are offsetting higher input costs associated with rising labor rates and higher prices for some key commodities, such as cocoa and eggs.
  As a result, the Company is increasing its forecast for synergy savings to $20 million over three years, from $15 million.
  The Company also reiterated its guidance for Free Cash Flow in Fiscal 2016 of approximately $35 million.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Pro forma fiscal 2015 EBITDA and EPS adjusts for seasonal losses associated with the Harry & David business in its fiscal 2015 first quarter which were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014. The Company presents EBITDA, Adjusted EBITDA from continuing operations, Comparable EBITDA and Comparable EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For nearly 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. Most notably, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailers Top 300 B2B e-commerce companies. In addition, 1-800-FLOWERS.COM was recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was also included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-FLOWERS.COM was named a winner of the “Best Companies to Work for in New York State” award by The New York Society for Human Resource Management (NYS-SHRM). 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: capturing integration operating synergy cost savings of $20 million over three years; its ability to offset rising input costs through rigorous cost management and synergy savings; its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of four-to-five percent; its ability to achieve Adjusted EBITDA growth of approximately 10 percent and Adjusted EPS growth in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.5 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per fully diluted share and its ability to generate Free Cash Flow for the year of approximately $35 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 28, 2016, at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EST on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 34284399.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 27, 2015 (unaudited)	June 28, 2015

Assets
Current assets:
Cash and cash equivalents	$108,444	$27,940
Trade receivables, net	78,206	16,191
Insurance receivable	-	2,979
Inventories	95,009	93,163
Prepaid and other	17,995	14,822
Total current assets	299,654	155,095

Property, plant and equipment, net	165,815	170,100
Goodwill	76,956	77,097
Other intangibles, net	79,936	82,125
Other assets	12,981	12,656
Total assets	$635,342	$497,073

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$60,679	$35,425
Accrued expenses	146,519	73,639
Current maturities of long-term debt	16,031	14,543
Total current liabilities	223,229	123,607

Long-term debt	108,656	117,563
Deferred tax liabilities	36,279	37,807
Other liabilities	8,922	7,840
Total liabilities	377,086	286,817
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	258,256	208,449
Noncontrolling interest in subsidiary	-	1,807
Total equity	258,256	210,256
Total liabilities and equity	$635,342	$497,073

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net revenues:
E-commerce (combined online and telephonic)	$412,261	$409,082	$516,958	$493,120
Other	136,120	125,193	187,464	167,858
Total net revenues	548,381	534,275	704,422	660,978
Cost of revenues	295,798	293,850	384,330	367,240
Gross profit	252,583	240,425	320,092	293,738
Operating expenses:
Marketing and sales	119,539	122,026	172,065	157,598
Technology and development	9,845	9,329	19,156	14,929
General and administrative	20,055	25,558	40,026	39,226
Depreciation and amortization	8,761	8,679	16,733	13,780
Total operating expenses	158,200	165,592	247,980	225,533
Operating income	94,383	74,833	72,112	68,205
Interest expense, net	2,162	2,489	4,053	2,809
Other (income) expense, net	242	149	(15,296)	582
Income before income taxes	91,979	72,195	83,355	64,814
Income tax expense	30,495	26,655	27,307	23,852
Net income	$61,484	$45,540	$56,048	$40,962
Less: Net loss attributable to noncontrolling interest	(55)	(231)	(1,007)	(559)
Net income attributable to 1-800-FLOWERS.COM, Inc.	$61,539	$45,771	$57,055	$41,521

Basic net income per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.95	$0.71	$0.88	$0.65

Diluted net income per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.92	$0.68	$0.85 $0.85 64,218	$0.62 $0.62 64,218

Weighted average shares used in the calculation of net income per common share:
Basic	64,669	64,443	64,747	64,195
Diluted	66,979	67,061	67,220	66,641

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six months ended
	December 27, 2015	December 28, 2014

Operating activities:
Net income	$56,048	$40,962
Reconciliation of net income to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	16,733	13,780
Amortization of deferred financing costs	817	639
Deferred income taxes	(1,527)	(3,429)
Foreign equity method investment impairment	1,728	-
Loss on sale/impairment of iFlorist	2,138	-
Non-cash impact of write-offs related to warehouse fire	-	29,522
Insurance proceeds for warehouse fire related to property damage	-	15,000
Bad debt expense	642	739
Stock-based compensation	3,181	2,782
Other non-cash items	181	1,474
Changes in operating items:
Trade receivables	(62,657)	(49,166)
Insurance receivable	4,940	(14,945)
Inventories	(2,266)	48,990
Prepaid and other	1,572	6,218
Accounts payable and accrued expenses	90,290	86,480
Other assets	(106)	(879)
Other liabilities	(69)	35
Net cash provided by operating activities	111,644	178,202

Investing activities:
Acquisitions, net of cash acquired	-	(133,117)
Capital expenditures, net of non-cash expenditures	(13,052)	(14,927)
Other	-	641
Net cash used in investing activities	(13,052)	(147,403)

Financing activities:
Acquisition of treasury stock	(11,232)	(5,011)
Proceeds from exercise of employee stock options	564	1,788
Proceeds from bank borrowings	178,000	239,786
Repayment of notes payable and bank borrowings	(185,419)	(165,895)
Debt issuance costs	-	(5,602)
Other	-	152
Net cash (used in) provided by financing activities	(18,087)	65,218

Net change in cash and cash equivalents	80,505	96,017
Cash and cash equivalents:
Beginning of year	27,940	5,203
End of year	$108,444	$101,220

Selected Financial Information – Category Information

(in thousands)
(unaudited)
	Three Months Ended
	December 27, 2015	Reported December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Acquisition Costs	As Adjusted December 28, 2014	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$94,826	$99,600	$-	$-	$-	$-	$99,600	-4.8%
BloomNet Wire Service	19,674	20,110	250	-	-	-	20,360	-3.4%
Gourmet Food & Gift Baskets	434,317	414,669	13,596	1,621	-	-	429,886	1.0%
Corporate	298	312	-	-	-	-	312	-4.5%
Intercompany eliminations	(734)	(416)	-	-	-	-	(416)	76.4%
Total net revenues	$548,381	$534,275	$13,846	$1,621	$-	$-	$549,742	-0.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$38,218	$38,577	$-	$-	$-	$-	$38,577	-0.9%
	40.3%	38.7%	-	-	-	-	38.7%

BloomNet Wire Service	11,204	11,075	50	-	-	-	11,125	0.7%
	56.9%	55.1%	-	-	-	-	54.6%

Gourmet Food & Gift Baskets	202,976	190,577	5,856	1,621	4,760	-	202,814	0.1%
	46.7%	46.0%	-	-	-	-	47.2%

Corporate (*)	186	196	-	-	-	-	196	-5.1%
	62.4%	62.8%	-	-	-	-	62.8%

Total gross profit	$252,583	$240,425	$5,906	$1,621	$4,760	$-	$252,712	-0.1%
	46.1%	45.0%	42.7%	-	-	-	46.0%

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$11,733	$9,527	$-	$-	$-	$-	$9,527	23.2%
BloomNet Wire Service	7,355	6,668	50	-	-	-	6,718	9.5%
Gourmet Food & Gift Baskets	103,874	90,455	5,531	1,621	4,760	-	102,367	1.5%
Category Contribution Margin Subtotal	122,962	106,650	5,581	1,621	4,760	-	118,612	3.7%
Corporate (*)	(19,818)	(23,138)	-	-	-	3,755	(19,383)	2.2%
								-
EBITDA	$103,144	$83,512	$5,581	$1,621	$4,760	$3,755	$99,229	3.9%

Add: Stock-based compensation	1,663	1,515	-	-	-	-	1,515	9.8%

EBITDA, excluding stock-based compensation	$104,807	$85,027	$5,581	$1,621	$4,760	$3,755	$100,744	4.0%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information

(in thousands)
(unaudited)
	Six Months Ended
	Reported December 27, 2015	Impact of Harry & David Integration Costs	As Adjusted December 27, 2015	Reported December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Acquisition Costs	Impact of Annualization of Acquisition of Harry & David (**)	As Adjusted December 28, 2014	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$167,774	$-	$167,774	$173,998	$-	$-	$-	$-	$-	$173,998	-3.6%
BloomNet Wire Service	41,223		41,223	40,121	250	-	-	-	-	40,371	2.1%
Gourmet Food & Gift Baskets	495,910		495,910	447,028	13,596	1,621	-	-	29,393	491,638	0.9%
Corporate	555		555	512	-	-	-	-	-	512	8.3%
Intercompany eliminations	(1,040)		(1,040)	(681)	-	-	-	-	-	(681)	52.6%
Total net revenues	$704,422	$-	$704,422	$660,978	$13,846	$1,621	$-	$-	$29,393	$705,838	-0.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$66,987	$-	$66,987	$67,311	$-	$-	$-	$-	$-	$67,311	-0.5%
	39.9%		39.9%	38.7%	-	-	-	-	-	38.7%

BloomNet Wire Service	22,970		$22,970	22,151	50	-	-	-	-	22,201	3.5%
	55.7%		55.7%	55.2%	-	-	-	-	-	55.0%

Gourmet Food & Gift Baskets	229,607		$229,607	203,799	5,856	1,621	4,760	-	12,701	228,737	0.4%
	46.3%		46.3%	45.6%	-	-	-	-	-	46.5%

Corporate (*)	528		$528	477	-	-	-	-	-	477	10.6%
	95.1%		95.1%	93.2%	-	-	-	-	-	93.2%

Total gross profit	$320,092	$-	$320,092	$293,738	$5,906	$1,621	$4,760	$-	$12,701	$318,726	0.4%
	45.4%	-	45.4%	44.4%	42.7%	-	-	-	-	45.2%

EBITDA, excluding stock- based compensation
Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$19,283	$-	$19,283	$16,777	$-	$-	$-	$-	$-	$16,777	14.9%
BloomNet Wire Service	14,270		14,270	13,165	50	-	-	-	-	13,215	8.0%
Gourmet Food & Gift Baskets	95,379		95,379	88,020	5,531	1,621	4,760	-	(7,441)	92,491	3.1%
Category Contribution Margin Subtotal	128,932	-	128,932	117,962	5,581	1,621	4,760	-	(7,441)	122,483	5.3%
Corporate (*)	(40,087)	828	(39,259)	(35,977)	-	-	-	4,468	(7,397)	(38,906)	0.9%

EBITDA	$88,845	$828	$89,673	$81,985	$5,581	$1,621	$4,760	$4,468	$(14,838)	$83,577	7.3%
Add: Stock-based compensation	3,181		3,181	2,782	-	-	-	-	-	2,782	14.3%
EBITDA, excluding stock-based compensation	$92,026	$828	$92,854	$84,767	$5,581	$1,621	$4,760	$4,468	$(14,838)	$86,359	7.5%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
Reconciliation of net income to adjusted net income attributable to 1-800-FLOWERS.COM, Inc.:	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Net income	$61,484	$45,540	$56,048	$40,962
Less: Net loss attributable to noncontrolling interest	(55)	(231)	(1,007)	(559)
Income attributable to 1-800-FLOWERS.COM, Inc.	61,539	45,771	57,055	41,521
Add back: Annualization of net loss attributable to Harry & David (**)				(11,668)
Add back: Impairment of iFlorist, net of non-controlling interest, net of tax	242		1,169
Add back: Impairment of foreign equity method investment, net of tax			1,089
Add back: Harry & David integration costs, net of tax			522
Add back: Harry & David acquisition costs, net of tax		2,373		2,815
Add back: Purchase accounting adjustment to deferred revenue, net of tax		1,024		1,024
Add back: Purchase accounting adjustment for inventory fair value step-up, net of tax		3,008		3,008
Add back: Impact of warehouse fire, net of tax		3,527		3,527
Deduct: Gain from insurance recovery on warehouse fire, net of tax			(12,361)
Adjusted income attributable to 1-800-FLOWERS.COM, Inc.	$61,781	$55,703	$47,474	$40,227

Income per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.95	$0.71	$0.88	$0.65
Diluted	$0.92	$0.68	$0.85	$0.62

Adjusted net income per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.96	$0.86	$0.73	$0.63
Diluted	$0.92	$0.83	$0.71	$0.60

Weighted average shares used in the calculation of net income and adjusted net income per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	64,669	64,443	64,747	64,195
Diluted	66,979	67,061	67,220	66,641

	Three Months Ended		Six Months Ended
Reconciliation of net income attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA, excluding stock-based compensation:	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Income attributable to 1-800-FLOWERS.COM, Inc.	$61,539	$45,771	$57,055	$41,521
Add:
Interest expense, net	2,162	2,638	4,519	3,391
Depreciation and amortization	8,761	8,679	16,733	13,780
Income tax expense	30,495	26,655	27,307	23,852
Impairment of iFlorist	242		2,121
Impairment of foreign equity method investment			1,728
Less:
Net loss attributable to noncontrolling interest	55	231	1,007	559
Gain from insurance recovery on warehouse fire			19,611
EBITDA	103,144	83,512	88,845	81,985
Add: Stock-based compensation	1,663	1,515	3,181	2,782
EBITDA, excluding stock-based compensation	104,807	85,027	92,026	84,767
Add: Impact of warehouse fire		5,581		5,581
Add: Purchase accounting adjustment to deferred revenue		1,621		1,621
Add: Purchase accounting adjustment for inventory fair value step-up		4,760		4,760
Add: Acquisition costs		3,755		4,468
Add: Integration costs			828
Add: EBITDA attributable to Harry & David (three months ended 9/28/14**)				(14,838)
Adjusted EBITDA, excluding stock-based compensation	$104,807	$100,744	$92,854	$86,359

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	In order to present comparable information, the financial information for the three and six months ended December 27, 2015 is being presented on a pro-forma basis to give effect to the Harry & David acquisition as if it had been completed on June 30, 2014. This pro-forma information has been prepared by management for informational purposes only, and is not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of this date. The operating results of Harry & David for the three and six months ended December 27, 2015 do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies, but have been adjusted to give effect to non-recurring items that are directly attributable to the acquisition.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall , 516-237-6028
ywoodall@1800flowers.com